EXHIBIT  3.1

                     AMENDED ARTICLES OF INCORPORATION
                                    OF
                               MID AM, INC.



          FIRST: The name of the corporation (the "Corporation") shall be:

                               Mid Am, Inc.

          SECOND: the place in the State of Ohio where the principal office of the Corporation is to be located is Bowling
Green, Wood County.

          THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98 inclusive of the Ohio Revised Code.

          FOURTH: The number of shares which the Corporation is authorized to have outstanding is seventeen million (17,000,000), of which fifteen million (15,000,000) are common shares without par value ("Common Shares") and two million (2,000,000) are preferred shares without par value ("Preferred Shares"). The express terms of the shares of each class are as follows:

Division 1.  EXPRESS TERMS OF THE PREFERRED SHARES.

          (A) Board of Directors Authority to Fix Certain Terms. The Preferred Shares may be issued from time to time in one or more series. All Preferred Shares shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Board of Directors, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. Subject to the provisions of subsections (A)-(F) of this Division 1, which provisions shall apply to all Preferred Shares, the Board of Directors is authorized to cause such shares to be issued in one or more series and with respect to each such series, prior to the issuance thereof, to fix:

                    (i)  The division of such Preferred Shares
               into series and the designation and authorized number of Preferred Shares of each series;

                    (ii)  The dividend or distribution rate;

                    (iii)  The dates of payments of dividends or
               distributions, if declared, and the dates from which they are cumulative;

                    (iv)  The amounts payable in the event of any
               voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

                    (v)  Redemption rights and price;

                    (vi)  The terms and amounts of any sinking
               fund provided for the purchase or redemption of the Preferred Shares;

                    (vii)  Conversion rights; and

                    (viii)  Restrictions on the issuance of
               shares of any class or series.

          The Board of Directors is authorized to adopt, from time to time, amendments to the Articles of Incorporation fixing, with respect to each such series, the matters described in this clauses (i) through
          (viii) above.

          (B) Dividend Preference. The holders of Preferred Shares of each series, in preference to the holders of Common Shares and of any other class of shares ranking junior to the Preferred Shares, shall be entitled to receive, out of any funds legally available, when and as declared by the Board of Directors, dividends in cash at the rate for such series fixed according to the provisions of subsection (A) of this Division 1 and no more, payable quarterly on the dates fixed for such series. Such dividends shall be cumulative, in the case of shares of each particular series, from and after the date or dates fixed with respect to such series. No dividends may be paid upon or declared or set apart for any of the Preferred Shares for any quarterly dividend period unless at the same time a like proportionate dividend for the same quarterly dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon or declared or set apart for all Preferred Shares of all series then issued and outstanding and entitled to receive such dividend.


          (C) Restriction on Dividends to Junior Shares. In no event as long as any Preferred Shares shall be outstanding shall any dividends, except a dividend payable in Common Shares or other shares ranking junior to the Preferred Shares, be paid or declared or any distribution be made on the Common Shares or any other shares ranking junior to the Preferred Shares, nor shall any Common Shares or any other shares ranking junior to the Preferred Shares be purchased, retired or otherwise acquired by the Corporation:

                    (i)  Unless all accrued and unpaid dividends
          on Preferred Shares, including the full dividends for the current quarterly dividend period, shall have been declared and paid or a sum sufficient for payment thereof set apart; and

                    (ii) Unless there shall be no arrearage with respect to the redemption of Preferred Shares of any series from any sinking fund provided for shares of such series in accordance with the provisions of clause
          (vi) of subsection (A) of this Division 1.

          (D)  Liquidation Preference.

               (i) The holders of Preferred Shares of any series shall, in case of liquidation, dissolution or winding up of the affairs of the Corporation, be entitled to receive in full out of the assets of the Corporation, including its capital, before any amount shall be paid or distributed among the holders of the Common Shares or any other shares ranking junior to the Preferred Shares, the amounts fixed with respect to shares of such series in accordance with subsection (A) of this Division 1, plus in either event an amount equal to all dividends accrued and unpaid thereof to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of the affairs of the Corporation. In case the net assets of the Corporation legally available therefor are insufficient to permit the payment upon all outstanding shares of Preferred Shares of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably upon outstanding Preferred Shares in proportion to the full preferential amount to which each such share is entitled;

               (ii) After payment to holders of Preferred Shares of the full preferential amounts, holders of Preferred
          Shares as such shall have no right or claim to any of the remaining assets of the Corporation; and


               (iii)  The merger or consolidation of the
          Corporation into or with any other corporation, or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the property or business of the Corporation, shall not be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Division 1.

          (E)  Voting Rights.

               (i)  Except as otherwise provided in this
          subsection (E), the holders of Preferred Shares shall not be entitled to vote upon any matters presented to the shareholders;

               (ii) If, and as often as, the Corporation is in default in the payment of four (4) full quarterly dividends (whether or not consecutive) on any series of Preferred Shares at the time outstanding, whether or not earned or declared, the holders of Preferred Shares shall be entitled to one vote for each Preferred Share upon all matters presented to the shareholders; and provided further that the foregoing special voting rights when vested shall remain so vested until all accrued and unpaid dividends on the Preferred Shares of all series then outstanding shall have been paid, whereupon the holders of Preferred Shares shall be divested of their special voting rights, subject to the revesting of such special voting rights upon the event specified above;

               (iii) The affirmative vote of the holders of at least two-thirds of the Preferred Shares at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Preferred Shares shall vote separately as a class, shall be necessary to effect any one or more of the following:

                    (a)  Any amendment, alteration or repeal of
               any of the provisions of the Articles of Incorporation or of the Regulations of the Corporation which affects adversely the voting powers, rights or preferences of the holders of Preferred Shares; provided, however, that, for the purpose of this clause (a) only, neither the amendment of the Articles of Incorporation so as to authorize or create, or to increase the authorized or outstanding amount of Preferred Shares or of any shares of any class ranking on a parity with or junior to the Preferred Shares, nor the amendment of the provisions of the Regulations so as to increase the number of Directors of the Corporation shall be deemed to affect adversely the voting powers, rights or preferences of the holders of Preferred Shares; and provided further, that if such amendment, alteration or repeal affects adversely the rights or preferences of one or more but not all series of Preferred Shares at the time outstanding, only the affirmative vote of the holders of at least two-thirds of the number of shares at the time outstanding of the series so affected shall be required;

                    (b) The authorization or creation of, or the increase in the authorized amount of, any shares of any class, or any security convertible into shares of any class, ranking prior to the Preferred Shares; or

                    (c)  The purchase or redemption (for sinking
               fund purposes or otherwise) of less than all of the Preferred Shares then outstanding except in accordance with a stock purchase offer made to all holders of record of Preferred Shares, unless all dividends upon all Preferred Shares then outstanding for all previous quarterly dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

               (iv) The affirmative vote of the holders of at least a majority of the Preferred Shares at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Preferred Shares shall vote separately as a class, shall be necessary to effect any one or more of the following:

                    (a)  The sale, lease or conveyance by the
               Corporation of all or substantially all of its property or business, or its consolidation with or merger into any other corporation unless the corporation resulting from such consolidation or merger will have after such consolidation or merger no class of shares either authorized or outstanding ranking prior to or on a parity with the Preferred Shares except the same number of shares ranking prior to or on a parity with the Preferred Shares and having the same rights and preferences as the shares of the Corporation authorized and outstanding immediately preceding such consolidation or merger, and each holder of Preferred Shares immediately preceding such consolidation or merger shall receive the same number of shares, with the same rights and preferences, of the resulting corporation; or

                    (b)  The authorization of any shares ranking
               on a parity with the Preferred Shares or an increase in the authorized number of shares of Preferred Shares.

          (F) Definitions. For the purpose of the Division 1, whenever reference is made to shares "ranking prior to the Preferred Shares" or "on a parity with the Preferred Shares," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to the distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are given preference over, or rank on an equality with (as the case may be) the rights of the holders of Preferred Shares; and whenever reference is made to shares "ranking junior to the Preferred Shares," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to the distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are junior and subordinate to the rights of the holders of Preferred Shares.


Division 2.  EXPRESS TERMS OF THE COMMON SHARES.

          The Common Shares shall be subject to the express terms of the Preferred Shares and of any series thereof.
          Each shareholder shall be entitled to one (1) vote for each Common Share standing in his name on the books of the Corporation.

          FIFTH: The following provisions are hereby agreed to for the purpose of defining, limiting and regulating the exercise of the authority of the Corporation or of the directors, or of all of the shareholders:

                (i)  The Board of Directors is expressly
          authorized to set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose or to abolish any such reserve in the manner in which it was created, and to purchase on behalf of the Corporation any shares issued by it to the extent of the surplus of the aggregate of its assets over the aggregate of its liabilities plus stated capital;

               (ii)  The Corporation may in its regulations
          confer powers upon its board of directors in addition to the powers and authorities conferred upon it expressly by Sections 1701.01, et seq. of the Revised Code of Ohio;

               (iii)  Any meeting of the shareholders or the
          board of directors may be held at any place within or without the State of Ohio in the manner provided for in the regulations of the Corporation; and

               (iv)  Except as otherwise required by these
          Articles of Incorporation, but notwithstanding any provision of the Ohio Revised Code now or hereafter in force requiring for any purpose the vote, consent, waiver or release of the holders of shares entitling them to exercise two-thirds, or any other proportion, of the voting power of the Corporation or of any class or classes of shares thereof, any amendments to the Articles of Incorporation may be made from time to time, and any proposal or proposition requiring the action of shareholders may be authorized from time to time by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation.

          SIXTH: No holder of shares of the Corporation of any class, as such, shall have the preemptive right to subscribe for or to purchase any shares of any class of the Corporation or any other securities of the Corporation, whether such shares of such class are now or hereafter authorized.

          SEVENTH: In no event shall a holder of shares of any class have the right to cumulate their votes in the election of directors.

          EIGHTH: (1) In connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its shareholders when evaluating a Business Combination or a proposal by another Person or Persons to make a Business Combination or a tender or exchange offer or a proposal by another Person or Persons to make a tender or exchange offer, the Board of Directors of the Corporation shall, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all the following factors and any other factors which it deems relevant: (i) the social and economic effects of the transaction on the Corporation and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Corporation and its subsidiaries operate or are located; (ii) the business and financial conditions and earnings prospects of the acquiring Person or Persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring Person or Persons, and the possible effect of such conditions upon the Corporation and its subsidiaries and the other elements of the communities in which the Corporation and its subsidiaries operate or are located, and (iii) the competence, experience, and integrity of the acquiring Person or Persons and its or their management.

          (2) The affirmative vote of the holders of not less than eighty percent (80 percent) of the Voting Stock shall be required for the approval or authorization of any Business Combination with a Related Person, or any Business Combination in which a Related Person has an interest (except proportionately as a shareholder); provided, however, that the eighty percent
(80 percent) voting requirement shall not be applicable if (i) the Continuing Directors, who at the time constitute at least a majority of the entire Board of Directors of the Corporation, have expressly approved the Business Combination by at least a two-thirds (2/3) vote of such Continuing Directors, or (ii) all of the following conditions are satisfied:

               (A)  The Business Combination is a merger or
          consolidation and cash or fair market value of property, securities or other consideration to be received per share by holders of the Common Shares (other than such Related Person) in the Business Combination is at least equal in value to such Related Person's Highest Purchase Price;

               (B) After such Related Person has become the Beneficial Owner of not less than ten percent
          (10 percent) of the Voting Stock of the Corporation and prior to the consummation of such Business Combination, such Related Person shall not have become the Beneficial Owner of any additional shares of Voting Stock or securities convertible into Voting Stock, except (i) as a part of the transaction which resulted in such Related Person becoming the Beneficial owner of not less than ten percent (10 percent) of the Voting Stock or (ii) as a result of a pro rata stock dividend or stock split; and

               (C) Prior to the consummation of such Business Combination, such Related Person shall not have, directly or indirectly, (i) received the benefit (except proportionately as a shareholder) of any loan, advances, guarantees, pledges, or other financial assistance or tax credits provided by the Corporation or any of its subsidiaries, or (ii) caused any material change in the Corporation's business or equity capital structure, including the issuance of shares of capital stock of the Corporation to any third party.

          (3) For purposes of this Article Eighth:

          (i) The term "Business Combination" shall mean (a) any merger or consolidation involving the Corporation or a subsidiary of the Corporation, (b) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any Substantial Part of the assets either of the Corporation or of a subsidiary of a Corporation, (c) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of an entity to the Corporation or a subsidiary of the Corporation,
(d) the issuance, sale, exchange, transfer or other disposition by the Corporation or a subsidiary of the Corporation, of its securities with or to the Related Person, (e) any recapitalization or reclassification of the Corporation's securities (including, without limitation, any reverse stock split) or other transaction that would have the effect of increasing the voting power of a Related Person, (f) any liquidation, spin-off, split-up, or dissolution of the Corporation, and (g) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Transaction.

          (ii) The term "Related Person" shall (a) mean and include any individual, corporation, partnership, group, association or other person or entity which, together with its Affiliates and the Associates, is the Beneficial Owner of not less than ten percent (10 percent) of the voting stock of the corporation (1) at the time the definitive agreement providing for the Business Combination (including any amendment thereof) was entered into, (2) at the time a resolution approving the Business Combination was adopted by the Board of Directors of the Corporation, or (3) as of the record date for the determination of Shareholders entitled to notice of and to vote on, or consent to, the Business Combination, and (b) shall mean and include any Affiliate or Associate of any such individual, corporation, partnership, group, association or other person or entity; provided, however, and notwithstanding anything in the foregoing to the contrary, the term "Related Person" shall not include the Corporation, a wholly owned subsidiary of the Corporation, or any trustee of, or fiduciary with respect to, any such plan when acting in such capacity.

          (iii) The term "Beneficial Owner" shall be defined by reference to Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on March 1, 1984; provided, however, and without limitation, any individual, corporation, partnership, group, association or other person or entity which has the right to acquire any Voting Stock at any time in the future, whether such right is contingent or absolute, pursuant to any agreement, arrangement or understanding upon exercise of the rights, warrants or options, or otherwise, shall be beneficial owner of such Voting Stock.

          (iv) The term "Highest Purchase Price" shall mean the highest amount of consideration paid by such Related Person for a Common Share within two (2) years prior to the date such Related Person became the Beneficial Owner of not less than ten percent (10 percent) of the Voting Stock; and if such stock is not listed on any principal exchange, the highest closing bid quotation with respect to a share of stock during the thirty (30) day period preceding the date in question -- or if no quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith.

           (v) The term "Voting Stock" shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for the purpose of this Article as one class; provided, however, that if the Corporation has shares of Voting Stock entitled to more or less than one vote for any such share, each reference to a proportion of shares of Voting Stock shall be deemed to refer to such proportion of the votes entitled to be cast by such shares.

          (vi) The term "Continuing Director" shall mean a director who either was a member of the Board of Directors of the Corporation prior to the time such Related Person became a Related Person or who subsequently became a director of the Corporation and whose election, or nomination for election by the Corporation's stock holder, was approved by a vote of at least three-quarters (3/4) of the Continuing directors then of the Board.


          NINTH: No amendment of these Articles shall be effective to amend, alter, repeal or change the effect of any of the provisions of Article EIGHTH unless such amendment shall receive the affirmative vote of the holders of at least eighty percent (80 percent) of the outstanding Common Shares; provided, however, that such voting requirement shall not be applicable to the approval of such an amendment if such amendment shall have been proposed and authorized by action of the Board of Directors of the Corporation by the affirmative vote of at least two-thirds (2/3) of the Continuing Directors, as that term is defined in Article EIGHTH.

          TENTH: The Corporation shall have the power to indemnify its present and past directors, officers, employees and agents, and such other persons as it shall have powers to indemnify, to the full extent permitted under, and subject to the limitations of, Title 17 of the Ohio Revised Code. The Corporation may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its directors, officers, employees and agents to the extent that such indemnification is allowed in this Article TENTH.

          ELEVENTH: These Amended Articles of Incorporation supersede the Restated and Amended Articles of Incorporation of the Corporation, as amended, heretofore in effect.